Exhibit 99.1

Press Release

CONTACT:

Kimball Chapman

Investor Relations

Tel: (813) 313-1840

investorrelations@cott.com

COTT ANNOUNCES CLOSING OF $215 MILLION 8.375% SENIOR NOTE

OFFERING AND RESULTS TO DATE OF TENDER OFFER AND CONSENT

SOLICITATION

TORONTO, ON and TAMPA, FL – November 13, 2009 — Cott Corporation (NYSE:COT; TSX:BCB) announced today that its wholly owned subsidiary, Cott Beverages Inc. (“Cott Beverages”), has closed its private placement of $215 million in aggregate principal amount of 8.375% senior notes due 2017 (the “New Notes”), resulting in net proceeds to Cott Beverages of approximately $206.6 million.

The New Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

Cott also announced today that Cott Beverages has accepted for purchase $236.7 million aggregate principal amount of its 8.0% senior subordinated notes due 2011 (the “8.0% Notes”), or 95.35% of the total outstanding, which were validly tendered prior to the early tender deadline of 5:00 p.m., New York City time, on November 12, 2009 (the “Early Participation Payment Deadline”), pursuant to Cott Beverages’ previously announced cash tender offer and consent solicitation (the “Tender Offer”). Cott Beverages’ total obligations for the Tender Offer equal $245.7 million. Cott Beverages used all of the net proceeds from the offering of the New Notes, together with cash on hand, and borrowings under its asset based lending facility to pay the total obligations.

Cott also announced that Cott Beverages has received consents (coupled with tenders) from holders of at least 75% in principal amount of its 8.0% Notes to adopt the proposed amendments to the 8.0% Notes. A supplemental indenture effecting the proposed amendments has been executed, but such proposed amendments will only become operative simultaneously upon the acceptance for payment of all 8.0% Notes that are validly tendered (and not previously withdrawn).

As previously announced, the Tender Offer will expire at 12:00 midnight, New York City time, on November 27, 2009, unless extended or earlier terminated. Also as previously announced, those who tender their 8.0% Notes prior to the expiration of the Tender Offer will receive any accrued and unpaid interest on the 8.0% Notes up to, but not including, the payment date, but only those who tendered their 8.0% Notes prior to the Early Participation Payment Deadline received an early tender premium of $30.00 per $1,000 principal amount of the 8.0% Notes.

Press Release

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell with respect to any securities. The tender offer and consent solicitation are only being made pursuant to the terms of the Offer to Purchase and Consent Solicitation Statement and the related Letter of Instructions. The Tender Offer is not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. None of Cott Beverages, the dealer manager, the solicitation agent, the information agent, the depositary or their respective affiliates is making any recommendation as to whether or not holders should tender all or any portion of their Notes in the tender offer or deliver their consent to the proposed amendments.

Cott Beverages has engaged Barclays Capital Inc. to act as dealer manager and solicitation agent for the Tender Offer and MacKenzie Partners, Inc. to act as information agent and depositary for the Tender Offer. Requests for documents may be directed to MacKenzie Partners, Inc. at (800) 322-2885 (toll free) or (212) 929-5500 (collect). Questions regarding the Tender Offer may be directed to Barclays Capital at (800) 438-3242 (toll free) or (212) 528-7581 (collect).

About Cott Corporation

Cott Corporation is one of the world’s largest non-alcoholic beverage companies and the world’s largest retailer brand soft drink company. With approximately 2,800 employees, Cott Corporation operates bottling facilities in the United States, Canada, the United Kingdom and Mexico. Cott Corporation markets non-alcoholic beverage concentrates in over 50 countries around the world.

Safe Harbor Statements

This news release contains forward-looking statements, including statements regarding the completion of the tender offer, and the Total Consideration or Tender Consideration, as applicable, to be paid to holders of the Notes who tender their Notes prior to the Early Participation Payment Deadline or prior to the Expiration Time, as applicable. These statements are based on current expectations, forecasts and assumptions involving risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to the risk that the conditions to the offer are not satisfied or waived by the Expiration Time, our ability to pay the Total Consideration or Tender Consideration, as applicable and other risks, relevant factors and uncertainties identified in our Annual Report on Form 10-K for the fiscal year ended December 27, 2008, subsequent Reports on Form 10-Q and Form 8-K and our other securities filings. Cott Beverages disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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